Exhibit 10.1

Marten Transport, Ltd.

Named Executive Officer Compensation

On May 7, 2019, our Compensation Committee approved an increase to the base salary for each of the company’s named executive officers listed below, retroactive to April 1, 2019. Effective April 1, 2019, the named executive officers will receive the following annual base salaries in the listed positions:

Name and Position as of May 7, 2019	Former Base Salary	Base Salary Effective April 1, 2019

Randolph L. Marten	$686,200	$713,650
(Chairman and Chief Executive Officer)

Timothy M. Kohl	$507,700	$528,000
(President)

Timothy P. Nash	$352,700	$366,800
(Executive Vice President of Sales and Marketing)

James J. Hinnendael	$307,800	$320,100
(Executive Vice President and Chief Financial Officer)

John H. Turner	$283,300	$315,000
(Senior Vice President of Sales)